deltathree to Appoint Dror Gonen as
Chief Executive Officer and President

Shimmy Zimels to Transition CEO and President Positions in
Planned Succession in May 2008

NEW YORK, NY - April 1, 2008 - deltathree, Inc. (OTCBB: DDDC), a leading provider of SIP-based Voice over Internet Protocol (VoIP) solutions for service providers, resellers and consumers worldwide, today announced that Mr. Shimmy Zimels, Chief Executive Officer and President of deltathree, will transition the roles of CEO and President to Mr. Dror Gonen through a planned transition scheduled to take place in May 2008. Mr. Zimels will continue to serve on the deltathree Board of Directors following his resignation from the positions of CEO and President.

Mr. Shimmy Zimels, Chief Executive Officer and President of deltathree stated, “Over the past 11 years at deltathree I have had the pleasure of working with an extremely talented team of communications professionals and Board of Directors, as we developed and deployed a portfolio of award winning and innovative VoIP solutions. While I continue to see new opportunities ahead for deltathree in the global VoIP communications market, after more than a decade of service I feel now is the right time for me to transition my role. Following a comprehensive and successful executive search, I welcome Dror to the deltathree team. Building on his impressive track record with Comverse Technology, I have great confidence that Dror brings the right blend of strategic, financial and operational expertise to lead deltathree on to its next stage of development. I look forward to supporting Dror as he transitions into the roles of CEO and President as well as lending my expertise as an ongoing member of the Board.”

Mr. Dror Gonen commented, “On behalf of the Board of Directors and myself I would like to thank Shimmy for his years of dedication and leadership to the company. It is an honor to be assuming the role of CEO and President of deltathree. With its suite of advanced VoIP solutions for service providers, resellers and consumers worldwide, the opportunities for deltathree in the global markets remain bright. I look forward to the opportunity to successfully lead the company forward in the global telecommunications landscape.”

Prior to joining deltathree, Mr. Gonen spent most of the period from August 1998 serving in various positions at Comverse Technology, Inc., which develops, manufactures and supports software, systems and related services for multimedia communication and information processing applications. In his last position at Comverse, Mr. Gonen served as Vice President, General Manager of Comverse's Content Solutions line of businesses since October 2005. Prior to that, he helped to establish and run Comverse's i-mode business unit, served as the marketing team manager of Comverse's SMS business unit and held various positions in Comverse's research and development as well as product management departments. Mr. Gonen also worked as a Senior Associate at Apax Partners VC, a global private equity group.

From March 1990 to July 1998, Mr. Gonen served in the Israeli Defense Forces as an Engineer in the Ordnance Headquarters, achieving the rank of Major. Mr. Gonen graduated with distinction from the Technion Institute in both electrical engineering and physics, and holds an M.B.A. from Bar-Ilan University.

About deltathree
Founded in 1996, deltathree, Inc. is a leading provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider / Reseller channel and the direct-to-consumer channel. deltathree’s advanced solutions offer service providers and resellers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree’s Consumer Group consists of the iConnectHere direct-to-consumer offering and joip, the newly formed consumer brand that powers the VoIP service of Panasonic’s GLOBARANGE hybrid phone.

For more information about deltathree please visit: www.deltathree.com.

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Media Relations Contact:	Investor Relations Contact:
Neta Issacof	Erik Knettel
deltathree, Inc.	The Global Consulting Group
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